Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2016 FINANCIAL RESULTS

OCC® Achieves Fourth Quarter Increases in Net Sales, Gross Profit

and Profitability—Both Sequentially and Compared to Fourth Quarter 2015

ROANOKE, VA, December 20, 2016 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2016.

OCC achieved increases in net sales, gross profit and net income when compared to both third quarter of fiscal year 2016 and fourth quarter of fiscal year 2015. The fourth quarter of 2016 marked the third consecutive sequential quarterly increase in net sales, gross profit and profitability during fiscal year 2016, as a result of Company initiatives as well as typical seasonality.

Fourth Quarter 2016 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2016 increased 3.3% to $17.3 million, compared to net sales of $16.8 million for the same period in fiscal year 2015. Net sales sequentially increased 2.4% compared to the third quarter of fiscal year 2016—the third consecutive quarter of net sales increase this year.

Gross profit increased 23.4% to $6.2 million in the fourth quarter of fiscal year 2016, compared to $5.0 million in the fourth quarter of fiscal 2015. Gross profit margin (gross profit as a percentage of net sales) increased to 35.9% in the fourth quarter of fiscal year 2016, compared to 30.0% for the same period in fiscal year 2015. Gross profit sequentially increased 13.7% compared to third quarter of 2016.

Optical Cable Corp. - Fourth Quarter 2016 Earnings Release

SG&A expenses for the fourth quarter of fiscal year 2016 decreased 9.0% to $5.2 million, compared to SG&A expenses of $5.8 million for the fourth quarter of fiscal year 2015. The decrease was the result of targeted cost reduction efforts across all expense categories.

OCC recorded net income attributable to the Company of $761,000, or $0.11 per basic and diluted share, for the fourth quarter of fiscal year 2016, compared to a net loss attributable to the Company of $3.0 million, or $0.48 per basic and diluted share, for the same period last year. The net loss attributable to the Company in the fourth quarter of fiscal 2015 included a $0.39, or $2.4 million, non-cash charge related to the establishment of an allowance against OCC’s net deferred tax assets.

In the fourth quarter of fiscal 2016, net income attributable to OCC increased over four times when compared to $188,000, or $0.03 per basic and diluted shares, for the third quarter of fiscal year 2016.

Fiscal Year 2016 Financial Results

Consolidated net sales for fiscal year 2016 were $64.6 million, compared to net sales of $73.6 million for fiscal year 2015, a decrease of 12.2%. OCC’s net sales were negatively impacted by a decrease in demand in specialty markets, including military, oil & gas, mining and wireless carrier markets, and by overall weakness across all markets, particularly in the first quarter of fiscal 2016. The strong U.S. dollar also negatively impacted sales outside of the U.S. during fiscal 2016.

Gross profit margin, or gross profit as a percentage of net sales, improved to 30.5% in fiscal year 2016, compared to 29.6% in fiscal year 2015. The Company achieved gross profit of $19.7 million in fiscal year 2016, compared to $21.8 million in fiscal year 2015.

Concerted efforts to reduce manufacturing costs and increase production efficiencies contributed to the increase in gross profit margin in fiscal 2016, with sequential improvements in gross profit and gross profit margins each quarter since the first quarter of fiscal 2016. Additionally, gross profit margin was positively impacted by changes in product mix during the second half of the fiscal year.

SG&A expenses decreased 13.7%, or $3.3 million, to $20.8 million for fiscal year 2016 from $24.0 million for fiscal year 2015 as a result of targeted cost reduction efforts across all expense categories.

OCC recorded a net loss attributable to the Company of $1.8 million, or $0.28 per basic and diluted share, for fiscal year 2016, compared to a net loss attributable to the Company of $4.3 million, or $0.69 per basic and diluted share, for fiscal year 2015. The net loss attributable to the Company in fiscal 2015 included a $2.4 million, or $0.39 per share, non-cash charge related to the establishment of an allowance against OCC’s net deferred tax assets.

Optical Cable Corp. - Fourth Quarter 2016 Earnings Release

OCC generated annual positive cash from operating activities this year—increasing net cash provided by operating activities to $3.2 million in fiscal 2016 compared to $1.2 million in fiscal year 2015. The Company also paid down $1.0 million on its revolving line of credit during fiscal year 2016, and has not borrowed on the revolver since August 2015.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Over the course of the fiscal year, we demonstrated our ability to adjust course in a challenging market environment to position OCC for success. We focused on two categories of initiatives this year — cost reductions and sales, marketing and product initiatives. As a result of our initiatives and the positive impact of seasonality, we achieved success in both of these areas, with a $3.3 million reduction in SG&A expense this year and sequential quarterly improvements in net sales, gross profit, gross profit margin and profitability since the first quarter.”

Mr. Wilkin continued, “We believe the actions we have taken throughout fiscal 2016 in response to these challenges have better positioned OCC for the future. While we expect our typical seasonality pattern to recur in fiscal 2017, we intend to drive top-line growth by continuing our sales, marketing and product initiatives designed to provide customers and end users with innovative and integrated product offerings and solutions. We believe that we have built a strong foundation at OCC and are confident in our ability to deliver value for shareholders and capitalize on the opportunities before us in 2017 and beyond.”

Conference Call Information

As previously announced, OCC will host a conference call today, December 20, 2016, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840, pass code 36128050. For interested individuals unable to join the call, a replay will be available through December 27, 2016 by dialing (800) 585-8367 or (404) 537-3406, pass code 36128050. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. - Fourth Quarter 2016 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. - Fourth Quarter 2016 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,		October 31,

	2016	2015	2016	2015

Net sales	$17,313	$16,752	$64,616	$73,569
Cost of goods sold	11,103	11,720	44,891	51,773

Gross profit	6,210	5,032	19,725	21,796

SG&A expenses	5,247	5,763	20,761	24,043
Royalty expense, net	59	7	164	124
Amortization of intangible assets	6	3	17	11

Income (loss) from operations	898	(741)	(1,217)	(2,382)

Interest expense, net	(161)	(121)	(621)	(440)
Other, net	23	(1)	43	7
Other expense, net	(138)	(122)	(578)	(433)

Income (loss) before income taxes	760	(863)	(1,795)	(2,815)

Income tax expense (benefit)	(1)	2,112	6	1,482

Net income (loss)	$761	$(2,975)	$(1,801)	$(4,297)

Net loss attributable to noncontrolling interest	—	(10)	(22)	(42)

Net income (loss) attributable to OCC	$761	$(2,965)	$(1,779)	$(4,255)

Net income (loss) attributable to OCC per share: Basic and diluted	$0.11	$(0.48)	$(0.28)	$(0.69)

Weighted average shares outstanding:
Basic and diluted	7,105	6,241	6,443	6,201

Cash dividends declared per common share	$—	$0.02	$—	$0.08

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Optical Cable Corp. - Fourth Quarter 2016 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2016	2015
Cash	$1,879	$1,083
Trade accounts receivable, net	8,916	9,189
Inventories	15,024	17,816
Other current assets	503	1,059
Total current assets	26,322	29,147
Non-current assets	14,344	15,882
Total assets	$40,666	$45,029

Current liabilities	$4,126	$5,643
Non-current liabilities	11,775	13,497
Total liabilities	15,901	19,140
Total shareholders’ equity attributable to OCC	24,765	26,631
Noncontrolling interest	—	(742)
Total shareholders’ equity	24,765	25,889
Total liabilities and shareholders’ equity	$40,666	$45,029

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